Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Assured Guaranty Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value of $0.0001 per share	Rule 457(c) and Rule 457(h)	350,000	$52.52(2)	$18,380,250(2)	$110.20 per $1,000,000	$2025.50
Total Offering Amounts					$18,380,250		$2025.50
Total Fee Offsets							$0
Net Fee Due							$2025.50

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of Assured Guaranty Ltd. (the “Company”) that become issuable under the Assured Guaranty Ltd. Employee Stock Purchase Plan by reason of any stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares or other similar transaction effected that results in an increase in the number of outstanding common shares of the Company.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on May 9, 2023.